 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2022

KATAPULT HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39116	81-4424170
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5204 Tennyson Parkway, Suite 500 Plano, TX	75024
(Address of principal executive offices)	(Zip Code)

(833) 528-2785
(Registrant’s telephone number, including area code:)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.0001 per share	KPLT	The Nasdaq Stock Market LLC
Redeemable Warrants	KPLTW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 16, 2022 the Board of Directors of Katapult Holdings, Inc. (the “Company”) appointed Nancy Walsh, age 61, as the Company’s Chief Financial Officer, effective as of December 12, 2022. On November 17, in connection with Ms. Walsh’s appointment, the Company announced that Karissa Cupito would step down from her position as the Company’s Chief Financial Officer and transition into a senior advisory role, effective as of December 12, 2022.

Prior to joining the Company, Ms. Walsh most recently served as Executive Vice President and Chief Financial Officer of LL Flooring Holdings, Inc., a retailer of hard-surface flooring, from September 2019 until November 2022, Executive Vice President and Chief Financial Officer of Pier 1 Imports, Inc., a home furnishing and décor retailer, from January 2018 until April 2019 and Executive Vice President and Chief Financial Officer of The Bon-Ton Stores, Inc., a department store chain, from November 2015 until January 2018. Prior to that, Ms. Walsh served in various positions with Tapestry, Inc., formerly known as Coach, Inc., a fashion holding company, from 1999 to December 2013, including as Senior Vice President of Finance. Ms. Walsh is also a member of the board of directors of Sportsman's Warehouse Holdings Inc.

On November 16, 2022, the Company entered into an offer letter (the “Offer Letter”) with Ms. Walsh in connection with her appointment as Chief Financial Officer of the Company. Pursuant to the Offer Letter, while employed as Chief Financial Officer, Ms. Walsh will be eligible for the following compensation and benefits: (1) an annual base salary of $550,000, (2) a target annual incentive opportunity under the Company’s incentive compensation plan equal to 75% of her annual base salary beginning in 2023, (3) subject to Board approval, promptly following her start date, a one-time award of restricted stock units with a grant date fair value of $450,000 (the “Sign-On RSUs”), vesting 25% on the first anniversary of the grant date and thereafter in twelve substantially equal quarterly installments over the next three years, subject to her continued employment with the Company, (4) subject to Board approval, no later than July 2023, a one-time award of performance share units with a grant date fair value of $450,000 (the “Sign-On PSUs”), vesting based on performance targets to be established near the time of grant, (5) a one-time cash sign-on bonus in the amount of $132,000, which will be paid in equal installments, 50% within 30 days from her start date and 50% in the second quarter of 2023, with all previously paid installments required to be repaid if she resigns from the Company within six months following her start date, and (6) participation in the Company’s health, welfare and retirement benefit programs as in effect from time to time. As a condition to her employment, Ms. Walsh will become a party to an Employee Confidentiality and Assignment Agreement in the form attached to the Offer Letter, which restricts her from disclosing the Company’s proprietary information, soliciting the Company’s employees and soliciting the Company’s customers or suppliers while employed and during the twelve months thereafter. In addition, upon her start date, Ms. Walsh will also become a party to the Company’s standard indemnification agreement for executive officers and directors.

The preceding description of the Offer Letter is only a summary and is qualified in its entirety by the terms of the Offer Letter, a copy of which will be filed as an exhibit to the Company’s annual report on Form 10-K for the fiscal year ending December 31, 2022.

Ms. Walsh has not previously held any position or office with the Company. Ms. Walsh was not appointed to serve as Chief Financial Officer or principal financial officer pursuant to any arrangements or understandings with the Company (other than the Offer Letter) or with any other person. There are no family relationships between Ms. Walsh and any director or executive officer of the Company, and there are no related party transactions between Ms. Walsh and the Company that would require disclosure under Item 404(a) of Regulation S-K.

At the time of this report, the Company has not entered into any compensation arrangements with Ms. Cupito in connection with her transition to a senior advisory role.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit
99.1	Press Release of Katapult Holdings, Inc. dated November 17, 2022
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	November 17, 2022	/s/ Orlando Zayas
		Name:	Orlando Zayas
		Title:	Chief Executive Officer